Exhibit 5.1

The Directors Telix Pharmaceuticals Limited 55 Flemington Road North Melbourne Victoria 3051 Australia	20 February 2026
Dear Directors
Telix Pharmaceuticals Limited – Registration Statement on Form F-3
We have acted as Australian legal counsel to Telix Pharmaceuticals Limited (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form F-3 (Registration Statement) under the U.S. Securities Act of 1933, as amended (Securities Act), with the U.S. Securities and Exchange Commission (Commission).
The Registration Statement relates to the proposed offer by the Company from time to time, as set out in the prospectus contained in the Registration Statement (Prospectus) and, we are instructed, as will also be set out in one or more supplements to the Prospectus (each a Prospectus Supplement), of the Company’s ordinary shares (Shares) in the form of American Depositary Shares (ADSs) (each ADS represents one fully paid Share in the Company) at prices and on terms to be determined by market conditions at the time of any such offering.
The Registration Statement, including the Prospectus and any Prospectus Supplement, is referred to in this letter collectively (and unless the context requires otherwise) as the Documents.
1    Documents examined and searches conducted and relied upon by us
For the purposes of this opinion, we have examined and relied on copies of the following documents:
(a)    the Registration Statement dated 20 February 2026;
(b)    the Prospectus included in the Registration Statement;
(c)    a certificate dated 20 February 2026 signed by the Company Secretary on behalf of the directors of the Company (Directors) certifying the accuracy and completeness of:
(1)    the constitution of the Company; and
(2)    the resolutions passed at the meeting of the Board of Directors on 20 February 2026 (Directors’ Meeting) with respect to approval of the Registration Statement and the filing of the Registration Statement with the Commission,
(Certificate);
(d)    the documents referred to in the Certificate; and
(e)    a search obtained electronically from the Australian Securities and Investments Commission (ASIC) in relation to the Company, dated 20 February 2026 (ASIC Search).

80 Collins Street Melbourne Vic 3000 Australia GPO Box 128 Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 hsfkramer.com

2 Assumptions in providing this letter
2    Assumptions in providing this letter
For the purposes of this opinion, we assume, having taken no steps to verify:
(a)    that the Directors’ Meeting was properly convened and that the resolutions passed at the Directors’ Meeting were properly passed;
(b)    the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;
(c)    all relevant documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;
(d)    that each party to each document has all the requisite power and authority (corporate or otherwise) to execute, deliver and perform its obligations there under (other than with respect to the Company to the extent expressly set forth in paragraph 3(b) below);
(e)    all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the board of directors of each of those parties and the passing of those meetings of appropriate resolutions);
(f)    any documents which purport to be governed by the law of any jurisdiction are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction;
(g)    the filing of any Document or the consummation of the transactions contemplated therein does not violate or contravene the law of any jurisdiction or any applicable law under any jurisdiction;
(h)    no person has or will engage in fraudulent or unconscionable conduct or conduct which is dishonest, misleading or deceptive or which is likely to mislead or deceive in relation to any Document or the issuance or sale of Shares or ADSs;
(i)    there is no (and in the future there will not be) bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADSs under any Document;
(j)    all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this letter;
(k)    the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time of the Shares or ADSs are issued or sold; and
(l)    all public records and searches which we have examined are accurate and the information disclosed by the searches conducted by us is true and complete and such information has not been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.
Australian Legal Opinion           page 2

3 Opinion
3    Opinion
Based on and subject to the assumptions set out in section 2 and the qualifications set out in section 4, in our opinion:
(a)    the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia and in good standing (as such term is not defined under the Corporations Act 2001 (Cth) (Corporations Act), meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for, the Company or any notice of its proposed deregistration (and we note that the ASIC Search does not reveal, to the extent it would reveal, such order, appointment or notice));
(b)    the issue of the Shares has been duly authorised;
(c)    when issued and paid for as contemplated by the Documents, the Shares represented by ADS will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed that those words mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company or subject to any call for payment or further capital in their capacity as holders of such Shares).
4    Limitations
No opinion is expressed herein as to any matter pertaining to contents of the Documents or otherwise, other than as expressly stated herein. This opinion is subject to:
(a)    the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any Shares and ADSs thereunder);
(b)    an appropriate prospectus or Prospectus Supplement with respect to the offering of Shares and ADSs being prepared, delivered and timely filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder;
(c)    the Shares and ADSs to be offered and sold pursuant to the applicable Prospectus Supplement being duly authorised by the Company's Board of Directors and, where applicable, the Company's shareholders;
(d)    the agreed upon consideration being received for the issue of the Shares and ADSs;
(e)    if in an underwritten offering, a definitive sale, purchase, underwriting or similar agreement with respect to any Shares and ADSs being duly authorised and validly executed and delivered by the Company and the other parties thereto; and
(f)    the terms of the issuance and sale of the Shares and ADSs being in conformity with the Constitution, the Corporations Act and the listing rules of the Australian Securities Exchange, and in the manner stated in the Documents, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.
Australian Legal Opinion           page 3

5 Applicability
5    Applicability
The opinion expressed above, which is covered by and to be interpreted in accordance with the laws of the State of Victoria, Australia, is given only with respect to the laws of that State and of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated and do not express any view about any law, other than that of the Commonwealth of Australia. No opinion or representation is given in respect of the contents, or generally the compliance of, any of the Documents or any other matters under any applicable laws or regulations of the United States or any state of the United States.
This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, accounting, actuarial or commercial matters.
We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company.
This opinion is deemed to be given as of 20 February 2026 and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.
6    Consent
We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption ‘Legal Matters’ in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.
Yours sincerely
Herbert Smith Freehills Kramer

Herbert Smith Freehills Kramer LLP and its affiliated and subsidiary businesses and firms, Herbert Smith Freehills Kramer (US) LLP and its affiliate, and Herbert Smith Freehills Kramer, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills Kramer. We practise in Australia through Herbert Smith Freehills Kramer, an Australian Partnership (ABN 98 773 882 646).
Australian Legal Opinion           page 4